Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-25379, No. 333-39070, No. 333-112427 on Form S-8 and in Registration Statement No. 333-84018 on Form S-3 of our reports dated March 2, 2005, relating to the financial statements of Tesoro Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tesoro Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Antonio, Texas
March 2, 2005